UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2020 (December 15, 2020)

Infinity Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-17204	20-3126427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11900 College Blvd., Suite 310, Overland Park, KS 66210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (913) 948-9512

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
—	—	—

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2020, Infinity Energy Resources, Inc. (the “Company”) entered into an asset purchase and sale agreement (the “Agreement”) with Core Energy, LLC (“Core”), as well as all of the members of Core, Mandalay LLC and Coal Creek Energy, LLC (collectively, the “Seller”), to purchase certain oil and gas properties in the Central Kansas Uplift geological formation, covering over 11,000 contiguous acres (the “Properties”), including, among other things, the production and mineral rights to and a leasehold interest in the Properties and all contracts, agreements and instruments by which the Properties are bound. As previously disclosed in the Company’s Form 8-K filed with the U.S. Securities Exchange Commission (the “SEC”) on September 8, 2020, in consideration for the issuance to Core of 500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Option Shares”), the Company acquired an option (the “Option”) from Core to purchase the Properties upon payment to Core of $900,000 at any time prior to November 1, 2020, which was subsequently extended by such parties to January 11, 2021. Pursuant to the Agreement, at the closing of the purchase and sale of the Properties (the “Closing”), the Company shall pay a purchase price for the Properties equal to $900,000 in cash, less a holdback amount of $50,000 to indemnify the Company for certain losses that it may incur as a result of a breach by the Company of its representations and warranties in the Agreement and certain other matter and any adjustments that may need to be made for any title defects. The Agreement includes customary terms and conditions for agreements of this nature, including customary closing and termination provisions.

The Agreement also contains customary representations and warranties of each of the Company and Seller, as well as indemnification rights in favor of (x) the Company following Closing for (i) breaches of any of the representations or warranties by the Seller including, but not limited to, breaches related to organization, authorization, and governmental authorization, (ii) breaches of the covenants or agreements of the Seller in the Agreement, and (iii) liabilities which the Seller agrees to retain pursuant to the Agreement, and (y) the Seller for certain assumed obligations as well as breaches of similar customary representations or warranties by the Company within 90 days following Closing. With respect to claims brought by the Company relating to an ordinary breach of the Agreement by the Seller following Closing, the Company’s indemnification rights are subject to a $50,000 limitation and a claim for indemnification relating to such a breach must be made within three months of January 1, 2021 (the “Closing Date”). With respect to claims brought by the Company relating to certain fundamental breaches of the Agreement by the Seller following Closing, such as any environmental claim or claims relating to fraud, gross negligence, willful misconduct or willful breach (a “Fundamental Breach”), the Company’s indemnification rights are subject to a $350,000 limitation and a claim for indemnification relating to such a breach must be made by the Company within twelve months of the Closing Date.

Pursuant to the Agreement, the Company has the right to terminate the Agreement at any time by written notice prior the Closing Date if, prior to such date, there exist certain unresolved material claims with respect to the Properties or other defects relating to the value of the Properties actually owned by Seller compared to the value represented to be owned by Seller in the Agreement. In addition, if the Closing does not occur for any reason other than Seller’s willful uncured breach of the Agreement, or if the Company is in breach of any representation, warranty, covenant or agreement the Agreement, the Option Shares shall be retained by Seller, and if the Closing does not occur due to the Seller’s willful uncured breach of this Agreement, the Option Shares shall be returned to the Company upon demand. Pursuant to the Agreement, each of the Seller and the Company have the right to terminate the Agreement by mutual agreement or upon the other party’s breach of any representation, warranty, covenant or agreement, and in the event of a Fundamental Breach by the Seller, the Company shall have the right to receive the Option Shares and the full $50,000 holdback amount within ten business days following termination of the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such Agreement, the form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Form of Asset Purchase and Sale Agreement, made and entered into as of December 14, 2020, by and between the Company and Core Energy, LLC. Mandalay LLC and Coal Creek Energy, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2020

Infinity Energy Resources, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer